CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF $4.2 MILLION ADVANCE AUTO PORTFOLIO ACQUISITION

NEW YORK, NY, November 23, 2011 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it has closed on the acquisition of a portfolio of five free standing, single-tenant commercial buildings leased to leading automotive aftermarket retailer Advance Auto Parts (the “Advance Auto Portfolio”).  The total purchase price for the Advance Auto Portfolio was approximately $4.2 million, exclusive of customary closing costs.

The Advance Auto Portfolio is comprised of five retail auto parts stores located in Michigan totaling approximately 35,000 square feet with a weighted average remaining term of approximately 7.5 years.  Current annualized rents total approximately $367,500, or an average of approximately $10.50 per square foot.  The purchase price equates to a capitalization rate on current annualized rent of approximately 8.85%, or approximately $118.70 per square foot.

The tenant of these properties is Advance Stores Company, Inc., which has an investment grade credit rating, as determined by major credit rating agencies.  The Company funded the acquisition of these properties with proceeds from the recently completed secondary common share offering.

“We are extremely pleased to add Advance Auto Parts as a tenant to our portfolio,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of American Realty Capital Properties.  “With these properties, we continue to augment our portfolio with a high quality, credit tenant with strong current income, vintage in-place rents, at valuations significantly below replacement cost.  The acquisition of these properties further diversifies our existing portfolio and will increase total portfolio purchase price to approximately $145.2 million.  Since closing our secondary offering in early November, we have acquired 25 properties.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.
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